Exhibit (24)
POWER OF ATTORNEY
The undersigned, certain of the officers and directors of Genesco Inc., a Tennessee corporation (“Genesco”), do hereby constitute and appoint Roger G. Sisson and James S. Gulmi, and any one of them, to act severally as attorneys-in-fact for and in their respective names, places and steads, with full power of substitution, to execute, sign and file with the Securities and Exchange Commission the Annual Report on Form 10-K of Genesco for the fiscal year ended January 31, 2009, and any and all amendments thereto; granting to said attorneys-in-fact, and each of them, full power and authority to do and perform every act and thing whatsoever requisite or necessary to be done in and about the premises as fully to all intents and purposes as the undersigned or any of them might or could do if personally present, and the undersigned do hereby ratify and confirm all that said attorney-in-fact or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Executed this 30th day of March, 2009

/s/ Hal N. Pennington	/s/ James S. Gulmi

Hal N. Pennington, Chairman	James S. Gulmi, Senior Vice President-Finance
(Principal Financial Officer)

/s/ Robert J. Dennis	/s/ Matthew C. Diamond

Robert J. Dennis, President and	Matthew C. Diamond, Director
Chief Executive Officer and a Director

/s/ James S. Beard	/s/ Marty G. Dickens

James S. Beard, Director	Marty G. Dickens, Director

/s/ Leonard L. Berry	/s/ Ben T. Harris

Leonard L. Berry, Director	Ben T. Harris, Director

/s/ William F. Blaufuss, Jr.	/s/ Kathleen Mason

William F. Blaufuss, Jr., Director	Kathleen Mason, Director

/s/ James W. Bradford

James W. Bradford, Director

/s/ Robert V. Dale

Robert V. Dale, Director